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                                   EXHIBIT 5.2

                       [Letterhead of The Otto Law Group]

                               September 12, 2002

Reality Wireless Networks, Inc.
120 West Campbell Avenue, Suite E
Campbell, California 95008

Ladies and Gentlemen:

     In connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of 1,000,000 shares of common stock (the "Shares") to be issued under (i) the Reality Wireless Networks, Inc. (the "Company") 2001 Stock Option Plan (the "Plan"), (ii) the Non-Qualified Stock Option Agreement dated May 9, 2002 by and between the Company and Mr. Breckenridge McKinley, (iii) the Non-Qualified Stock Option Agreement dated June 7, 2002 by and between the Company and The Otto Law Group, PLLC, (iv) the Non-Qualified Stock Option Agreement dated September 11, 2002 by and between the Company and Jay Schrewter, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when the Shares have been issued and sold pursuant to the applicable provisions of the Plan, each of the above-referenced non-qualified stock option agreements and in accordance with the registration statement, the Shares will be validly issued, fully paid and nonassessable shares of the Company's common stock.

     We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

                            Very truly yours,

                            THE OTTO LAW GROUP, PLLC

                            /s/ The Otto Law Group